NEWS RELEASE

For Immediate Release

Nord Resources Makes Payment Due to Nedbank
Under Copper Hedge Agreement

TUCSON, AZ, March 16, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced that it has used operating cash flow to make full payment to Nedbank Capital Limited of the $513,474 owing on March 2, 2010 under the company's Copper Hedge Agreement. All currency amounts are in U.S. dollars.

As previously announced, on March 2, 2010, Nord received from Nedbank Capital, an affiliate of Nedbank Limited, the company's senior lender, a Notice of Overdue Payment with respect to the amount owing. Nord stated that it expected to make full payment within the 20-day grace period based on its expected operating cash flow.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
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or
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or by email at wertheim@wertheim.ca